Filed pursuant to Rule 424(b)(3)
Registration No. 333-239940
PROSPECTUS SUPPLEMENT NO. 53
(to Prospectus dated July 27, 2020)

Nikola Corporation

Up to 249,843,711 Shares of Common Stock

This prospectus supplement supplements the prospectus dated July 27, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239940). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on April 28, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their donees, pledgees, transferees or other successors in interest (the “Selling Securityholders”) of up to 249,843,711 shares of our common stock, $0.0001 par value per share (“Common Stock”), which includes (i) up to 6,640,000 shares held by certain persons and entities (the “Original Holders”) holding shares of Common Stock initially purchased by VectoIQ Holdings, LLC (the “Sponsor”) and Cowen Investments II, LLC (“Cowen Investments” and, together with the Sponsor, the “Founders”) in a private placement in connection with the initial public offering of VectoIQ Acquisition Corp. and (ii) 243,203,711 shares held by certain affiliates of the Company. We are registering the shares for resale pursuant to such stockholders’ registration rights under a Registration Rights and Lock-Up Agreement between us and such stockholders, which in addition to such registration rights, also provides for certain transfer and lock-up restrictions on such shares.
Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On April 27, 2023, the closing price of our Common Stock was $0.879.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 28, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2023
Nikola Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38495 (Commission File Number)	82-4151153 (I.R.S. Employer Identification No.)
    4141 E Broadway Road
    Phoenix, AZ    85040
    (Address of principal executive offices)    (Zip Code)

(480) 666-1038
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Compensation

On April 24, 2023, the board of directors (the “Board”) of Nikola Corporation (the “Company”) approved new base salaries for the Company’s named executive officers effective as of April 3, 2023, and the grant of annual equity awards in the form of performance-vested restricted stock units (the “PSUs”) with a target number of restricted stock units (assuming 100% achievement) as follows:

Executive	New Base Salary	Target Number of PSUs
Michael Lohscheller Chief Executive Officer	$1,000,000	1,000,000
Anastasiya Pasterick Chief Financial Officer	$600,000	500,000
Carey Mendes President, Energy	$600,000	500,000
Britton Worthen Chief Legal Officer	$600,000	500,000
Joseph R. Pike Chief Human Resources Officer	$600,000	400,000
The PSUs are being granted to the executive officers under the Company’s 2020 Stock Incentive Plan (the “2020 Plan”) and the applicable award agreement thereunder (the “Award Agreement”). Other than the PSU award granted to Ms. Pasterick, the issuance of the PSU awards is contingent on acceptance of an amendment by the applicable executive officer of his existing employment agreement (as previously amended) with the Company to, among other things, remove the fixed annual award structure in favor of broad discretion by the Board as to the type, terms and conditions and frequency of equity awards (the “Amendment Agreement”).
The PSUs will be earned based on the Company’s total stockholder return (“TSR”) over a performance period beginning April 24, 2023 and ending December 31, 2025 (the “Performance Period”). The PSUs entitle each executive to earn a number of shares of the Company’s common stock ranging from 0% to 200% of the target number of PSUs granted, based on our TSR relative to the TSR of the 61 companies in the Nasdaq Clean Edge Green Energy (CELS) Index over the Performance Period, as set forth below and subject to the executive’s continued employment through the certification of performance by the Compensation Committee of the Board (the “Committee”) following the end of the performance period. Linear interpolation will be used to calculate actual awards for performance between the percentiles indicated below. No PSUs will be earned if the Company’s TSR is below the 25th percentile of the CELS Index.

	Three Year Relative TSR	Payout
Threshold	25th Percentile of CELS Index	50%
Target	55th Percentile of CELS Index	100%
Maximum	75th Percentile of CELS Index	200%
If an executive’s service with the Company is terminated by the Company without cause or by the executive for good reason (each, as defined in the Award Agreement), or an executive dies or becomes disabled, during the Performance Period, the executive will remain eligible to earn the PSU award upon certification of the Company’s performance following the end of the Performance Period. PSUs will be forfeited by the executive upon any other terminations of service.
If a change in control (as defined in the Award Agreement) occurs during the Performance Period, the Performance Period will be truncated to the closing date of such transaction and PSUs will be deemed to satisfy the performance criteria based on the higher of target or our actual relative TSR as of the closing of such transaction.

Such earned PSUs will convert to time-vested restricted stock units that will vest subject to an executive’s continued service through December 31, 2025, and subject to vesting acceleration if the executive is terminated without cause or resigns for good reason in connection with or following such transaction.
The foregoing summaries do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the form of Amendment Agreement and form of Award Agreement filed as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.

Item 8.01 Other Events

Non-Employee Director Equity Awards

On April 24, 2023, the Board approved the grant of 100,000 restricted stock units to each of the Company’s non-employee members of the Board, with an additional 10,000 restricted stock units granted to the chair of the Company’s audit committee, compensation committee and sustainability, nominating and corporate governance committee, and an additional 75,000 restricted stock units granted to the chair of the Board (collectively, the “Non-Employee Director Awards”). The Non-Employee Director Awards will vest on April 24, 2024.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1#	Form of Amendment to Executive Employment Agreement.
10.2#	Form of Performance-Based Restricted Stock Unit Agreement under the Nikola Corporation 2020 Stock Incentive Plan.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

#	Indicates management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKOLA CORPORATION

Dated: April 28, 2023	By:	/s/ Britton M. Worthen
Britton M. Worthen
Chief Legal Officer